Exhibit 99.1

May 19, 2009                                                                                                                  FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL WITHDRAWS APPLICATION
TO PARTICIPATE IN CAPITAL PURCHASE PROGRAM

ST. PETERSBURG, Fla. – Raymond James Financial today confirmed that the company has unilaterally notified the Office of Thrift Supervision that it is withdrawing its application to participate in the Capital Purchase Program (CPP) portion of the Troubled Asset Relief Program (TARP).

 “We believe the company has adequate internal funds and/or available sources of funds to obviate the need to participate in the CPP,” said Chairman and CEO Thomas A. James.

About Raymond James Financial

Raymond James Financial, Inc. (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $172 billion, of which approximately $26 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, adequacy of loan loss provisions and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K which is available on raymondjames.com and sec.gov.

For more information, contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media